 Exhibit 99.1

For Immediate Release

BSD Medical Supports National Breast Cancer Awareness Month in Dual Role

SALT LAKE CITY, October 27, 2008—BSD Medical Corporation (NASDAQ:BSDM) today reported that the company well exceeded its goal and was among the top participants in its local area in the American Cancer Society “Making Strides Against Breast Cancer” walkathon as part of the National Breast Cancer Awareness Month (NBCAM). October is designated as National Breast Cancer Awareness Month in the United States.  Working in partnership with other local businesses and individuals, the company helped raise money to build breast cancer awareness as well as to provide new research and treatment options for breast cancer patients.  In a greater sense, however, BSD Medical is focused on offering hope for breast cancer patients throughout the United States and the rest of the world by providing better treatment technologies for breast cancer patients.

The American Cancer Society estimates that 40,930 breast cancer deaths (40,480 women, 450 men) are expected in 2008. Breast cancer ranks second as a cause of cancer death in women (after lung cancer).  It is estimated that there will be 182,460 new cases of invasive breast cancer diagnosed among American women in 2008.

For the many breast cancer patients who experience recurrence, the prognosis can be extremely bleak.  Recurrence of the cancer shows that, despite the rigorous and grueling treatments a patient has undergone, the cancer continues to thrive.  An estimated 100,000 breast cancer patients each year who will experience re-growth of a tumor on the chest wall following radiation may believe there are no options to consider because they are not aware of hyperthermia therapy or have not discussed it with their physician. Patients who have already received radiation therapy may also believe they are out of treatment options.  A second full course of radiation is usually not viable due to the high risk of damage to healthy tissue.

Mounting clinical evidence suggests that hyperthermia therapy can in some cases allow a lower dose of radiation to be effectively delivered a second time, offering new hope for recurrent cancer patients.  Studies have shown that hyperthermia therapy can be effective in treating certain tumor types, including breast cancer. A study published in the May 2005 issue of the Journal of Clinical Oncology (Vol. 23, No. 13, pp. 3079-3085) illustrates the benefits of hyperthermia with radiation therapy for the treatment of breast cancer and chest wall recurrence.  Conducted by researchers at Duke University Medical Center, the results showed that radiation treatment with hyperthermia therapy resulted in improved local tumor control and demonstrated a particular benefit for patients who had previously received radiation therapy, as more than two-thirds of these patients experienced total disappearance of their tumors (complete response). According to the published report, “Randomized clinical trials have demonstrated hyperthermia enhances radiation response.”  This year (2008) the International Journal of Radiation Oncology Biology and Physics published a “Multi-institutional review of repeat irradiation of chest wall and breast for recurrent breast cancer” (Vol. 70, No. 2, pp. 477-485).  This review combined the results of multiple studies and confirmed previous reported data.  “Patients who received hyperthermia had a CR (complete response) rate of 67% compared with 39% for patients who did not receive hyperthermia,” according to the article.

Since the first NBCAM program took place in October 1985, steady progress is being made in both preventing and treating breast cancer. But beast cancer awareness and education is not just a periodic event; breast cancer research is a year-round mission and hyperthermia therapy is playing an increasing role in the treatment of this disease.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

###

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.